As filed with the Securities and Exchange Commission on March 29, 2016
Registration Statement No. 333-
SECURITIES AND EXCHANGE COMMISSION
     Washington, D.C. 20549
FORM S‑8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
______________________
MAGNA INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Province of Ontario, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)
337 Magna Drive, Aurora
Ontario, Canada L4G 7K1
(Address of principal executive offices, including zip code)
MAGNA INTERNATIONAL INC. AMENDED AND RESTATED 2009 STOCK OPTION PLAN
 (Full title of the plan)
Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, New York 10036-8401
212-299-5600
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and
"smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [x]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ ]
Calculation of Registration Fee
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares, without par value, reserved for issuance pursuant to the 2009 Plan	19,100,000 Common Shares	$41.15	$785,965,000	$79,146.68

(1) There are also registered hereby such indeterminate number of Common Shares as may become issuable pursuant to anti-dilution provisions of the Magna International Inc. Amended and Restated 2009 Stock Option Plan (the "2009 Plan").  No additional registration fee is included for these Common Shares.
(2) Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee based upon the average of the high and low prices reported for the Common Shares on the New York Stock Exchange on March 24, 2016.

EXPLANATORY NOTE
This Registration Statement relates to the Magna International Inc. 2009 Plan, as well as the offer and sale of the common shares, without par value (the "Common Shares") of Magna International Inc. (the "Registrant") pursuant to the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing information specified in Part I (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
The Registrant hereby incorporates the following documents herein by reference:
(a)  the Registrant's Annual Report on Form 40‑F for the fiscal year ended December 31, 2015, filed with the Commission on March 29, 2016;
(b)  the Registrant's Current Report on Form 6-K, filed with the Commission on March 29, 2016; and
(c)  the description of the Registrant's Common Shares contained in the Registrant's Current Report on Form 6-K dated August 31, 2010.
All documents subsequently filed by the Registrant pursuant to Section 13(a), Section 13(c), Section 14 and Section 15(d) of the Exchange Act prior to the filing of a post‑effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated herein by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
                Not required.
Item 5.    Interests of Named Experts and Counsel.
               Certain legal matters with respect to the validity of the Shares registered hereby have been passed upon for the Registrant by Bassem Shakeel, Vice-President and Corporate Secretary of the Registrant. Bassem Shakeel is employed by the Registrant and owns or has rights to acquire an aggregate of less than 1% of the Registrant's Shares.

Item 6.    Indemnification of Directors and Officers.
               Section 5.2 of the Registrant's By-Law No. 1 provides that the Registrant shall indemnify a director, officer, former director, former officer or a person who acts or acted at the Registrant's request as a director or officer or other similar executive for another body corporate or other organization of which the Registrant is or was a shareholder (or other type of equity-holder) or creditor, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative action or proceeding to which such individual is made a party by reason of being or having been a director, officer or other similar executive of such body corporate or other organization, to the full extent permitted by law.  The Registrant is authorized to enter into agreements evidencing its indemnity in favour of the foregoing persons to the full extent permitted by law and may purchase and maintain insurance against the risk of its liability to indemnify pursuant to this provision.
Item 7.    Exemption From Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The following exhibits are filed as part of this Registration Statement:
4.1	Magna International Inc. Amended and Restated 2009 Stock Option Plan.
4.2	Articles of Amalgamation of the Registrant.
4.3	By-Law No. 1 of the Registrant.
5.1	Opinion of Bassem Shakeel, Vice-President and Corporate Secretary of the Registrant.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Bassem Shakeel, Vice-President and Corporate Secretary of the Registrant (included as part of Exhibit 5.1).

Item 9.    Undertakings.
(a)           The undersigned Registrant hereby undertakes:
(1)  To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;
(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)   To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Aurora, Province of Ontario, Canada, as of this 29th day of March, 2016.
MAGNA INTERNATIONAL INC. (Registrant)

By:	/s/ Vincent J. Galifi
Vincent J. Galifi
Executive Vice-President and
Chief Financial Officer
By:	/s/ Jeffrey O. Palmer
Jeffrey O. Palmer
Executive Vice-President and Chief Legal
Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Donald J. Walker, Vincent J. Galifi, Jeffrey O. Palmer and Bassem A. Shakeel, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated as of the 17th day of March, 2016.
Signature	Title
/s/ Donald J. Walker Donald J. Walker	Chief Executive Officer
/s/ Marc J. Neeb Marc J. Neeb	Executive Vice-President, Chief Human Resources Officer
/s/ Vincent J. Galifi Vincent J. Galifi	Executive Vice-President, Chief Financial Officer
/s/ Robert Cecutti Robert Cecutti	Controller
/s/ William L. Young William L. Young	Chairman of the Board
/s/ Scott B. Bonham Scott B. Bonham	Director
/s/ Peter G. Bowie Peter G. Bowie	Director
/s/ J. Trevor Eyton Hon. J. Trevor Eyton	Director

/s/ Barbara Judge Lady Barbara Judge	Director
/s/ Kurt J. Lauk Kurt J. Lauk	Director
/s/ Cynthia A. Niekamp Cynthia A. Niekamp	Director
/s/ Indira V. Samarasekera Indira V. Samarasekera	Director
/s/ Lawrence D. Worrall Lawrence D. Worrall	Director

EXHIBIT INDEX

Exhibit
Number
4.1	Magna International Inc. Amended and Restated 2009 Stock Option Plan.
4.2	Articles of Amalgamation of the Registrant.
4.3	By-Law No. 1 of the Registrant.
5.1	Opinion of Bassem Shakeel, Vice-President and Corporate Secretary of the Registrant.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Bassem Shakeel, Vice-President and Corporate Secretary of the Registrant (included as part of Exhibit 5.1).

E-1